Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, April 30, 2015 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fiscal second quarter ended March 31, 2015.

Revenue totaled $500.0 million, decreasing 2% from the prior year quarter; excluding the impact of foreign currency, revenue increased 2%, primarily due to the contribution from acquisitions. Home & Building Products (“HBP”) revenue increased 5% over the prior year quarter, while Clopay Plastics (“Plastics”) and Telephonics revenue decreased 9% and 5%, respectively.

Segment adjusted EBITDA totaled $44.7 million, decreasing 3% from the prior year quarter; excluding the impact of foreign currency, segment adjusted EBITDA increased 3%, primarily due to the contribution from acquisitions. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges and acquisition-related expenses.

Net income totaled $5.1 million, or $0.11 per share, compared to a net loss of $25.8 million, or $0.53 per share, in the prior year quarter. Current quarter results included discrete tax provisions of $0.2 million. The prior year quarter included a charge related to debt extinguishment of $38.9 million ($25.0 million, net of tax or $0.51 per share), restructuring costs of $0.7 million ($0.4 million, net of tax, or $0.01 per share), benefit of debt extinguishment on full year effective tax rate of $5.8 million or $0.12 per share and discrete tax provisions of $0.6 million, or $0.01 per share. Excluding these items from both periods, current quarter adjusted net income was $5.3 million, or $0.11 per share, compared to $6.0 million, or $0.12 per share, in the prior year quarter. Excluding the unfavorable impact of foreign currency, current quarter net income would have been $6.6 million, a 10% increase over the prior year quarter, or $0.14 per share.

Ronald J. Kramer, Chief Executive Officer, commented, “We are very pleased with our solid performance this quarter, despite the impact of foreign currency on our results, and are confident in our ability to meet our 2015 financial targets. Our businesses are poised for continued growth in earnings through the execution of our strategic initiatives. We are optimistic about our prospects to continue to generate attractive returns for our shareholders.”

Segment Operating Results
Home & Building Products
Revenue totaled $263.6 million, increasing 5% compared to the prior year quarter, reflecting a 6% contribution from the Cyclone acquisition, partially offset by a 1% unfavorable foreign currency impact. The AMES Companies, Inc. (“AMES”) revenue decreased 1% due to reduced sales of snow tools, and reduced sales of lawn tools and North American pots and planters due to a late spring, partially offset by the inclusion of Cyclone results contributing 8%; foreign currency was 2% unfavorable. Clopay Building

Products ("CBP") revenue increased 15%, primarily due to increased volume contributing 10% with the balance primarily due to product mix; foreign currency was 1% unfavorable.

Segment adjusted EBITDA was $17.3 million, increasing 1% compared to the prior year quarter, reflecting a 9% contribution from the Cyclone acquisition, favorable mix and increased volume at CBP, partially offset by the impact of reduced sales at AMES and a 5% unfavorable foreign currency impact.

HBP recognized $0.7 million in restructuring and related exit costs for the quarter ended March 31, 2014; such charges primarily related to one-time termination benefits, facility and other personnel costs, and asset impairment charges related to the AMES U.S. plant consolidation initiative undertaken in January 2013 and completed at the end of the 2015 first quarter. There were no such charges in the current year. Management continues to estimate that AMES' initiative will result in annualized cash savings exceeding $10.0 million; realization of expected savings began in the current quarter.

Telephonics
Revenue totaled $98.7 million, decreasing 5% from the prior year quarter, primarily due to the timing of awards and work performed on Communications and Surveillance Systems, specifically Communication Open System Architecture and Secure Digital Intercommunications product sales, partially offset by the timing of work performed on the Multi-Mode ASW radar.

Segment adjusted EBITDA was $11.6 million, decreasing 7% from the prior year quarter, primarily due to reduced revenue.

Contract backlog totaled $482 million at March 31, 2015, compared to $494 million at September 30, 2014, with approximately 73% expected to be fulfilled within the next twelve months.

Plastic Products
Revenue totaled $137.7 million, decreasing 9% compared to the prior year quarter, reflecting an unfavorable foreign currency impact of 7% and a 4% unfavorable mix impact, partially offset by the benefit of increased volume contributing 2%. Resin had no material impact on revenue in the quarter. Plastics adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $15.8 million, decreasing 3% from the prior year quarter, with the impact of the revenue decrease and unfavorable mix more than offset by the change in the impact of resin pricing pass through of 27% and the benefit from improved operations. The unfavorable foreign currency impact was 12%.

Taxes
In both the quarter and six months ended March 31, 2015, the Company reported pretax income compared to losses in the prior year respective periods.  The Company recognized tax provisions of 37.5% and 37.7% for the quarter and six months ended March 31, 2015, respectively, compared to benefits of 16.1% and 13.2%, respectively, in the comparable prior year periods.
The current quarter and six months include $0.2 million and $0.5 million, respectively, of provisions for discrete items resulting primarily from the provision for taxes on repatriation of foreign earnings, partially offset by the benefit of the retroactive extension of the federal R&D credit signed into law December 19, 2014, and release of a valuation allowance. The comparable prior year periods included provisions of $0.6 million and $0.3 million, respectively, from discrete items resulting primarily from the conclusion of tax audits in certain jurisdictions and the impact of enacted tax law changes. Excluding discrete items, the effective tax rates for the quarter and six months ended March 31, 2015 were 35.7% and 35.2%, respectively, compared to benefit rates of 18.1% and 14.4% in the comparable prior year periods, respectively.

Balance Sheet and Capital Expenditures
At March 31, 2015, the Company had cash and equivalents of $42.6 million, total debt outstanding of $867.5 million, net of discounts and deferred costs, and $134 million available for borrowing under its revolving credit facility. Capital expenditures were $21 million in the current quarter.

Share Repurchases
On May 1, 2014, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock; on March 20, 2015, an additional $50 million was authorized. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the quarter ended March 31, 2015, Griffon purchased 1,581,200 shares of common stock under the May 1, 2014 program, for a total of $24.2 million or $15.31 per share. At March 31, 2015, $52.4 million remains under existing Board authorizations.

From August 2011 to March 31, 2015, Griffon repurchased 14,045,547 shares of its common stock for a total of $158.7 million or $11.30 per share.

Conference Call Information
The Company will hold a conference call today, April 30, 2015, at 4:30 PM ET.

The call can be accessed by dialing 1-888-596-2569 (U.S. participants) or 1-913-312-0380 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 1672773.

A replay of the call will be available starting on April 30, 2015 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 1672773. The replay will be available through May 14, 2015.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations;

reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of sequestration at such time as the budgetary cuts mandated by sequestration begin to take effect; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, The AMES Companies, Inc. and Clopay Building Products Company, Inc.:

•	AMES is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•
Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:            Investor Relations Contact:
Douglas J. Wetmore            Michael Callahan
EVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
712 Fifth Avenue, 18th Floor
New York, NY 10019

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges and acquisition-related expenses, as applicable ("Segment adjusted EBITDA"). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income (loss) before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
REVENUE	2015	2014	2015	2014
Home & Building Products:
AMES	$159,092	$160,705	$292,202	$257,313
CBP	104,513	90,838	243,113	212,680
Home & Building Products	263,605	251,543	535,315	469,993
Telephonics	98,687	104,185	189,345	200,210
Plastics	137,728	151,959	277,520	290,942
Total consolidated net sales	$500,020	$507,687	$1,002,180	$961,145

Segment adjusted EBITDA:
Home & Building Products	$17,330	$17,124	$41,800	$36,191
Telephonics	11,616	12,535	21,648	24,931
Plastics	15,764	16,216	30,315	28,959
Total Segment adjusted EBITDA	44,710	45,875	93,763	90,081
Net interest expense	(11,857)	(12,361)	(23,494)	(25,462)
Segment depreciation and amortization	(17,078)	(16,336)	(34,225)	(33,032)
Unallocated amounts	(7,580)	(8,391)	(15,844)	(16,374)
Loss from debt extinguishment, net	—	(38,890)	—	(38,890)
Restructuring charges	—	(692)	—	(1,534)
Acquisition costs	—	—	—	(798)
Income (loss) before taxes	$8,195	$(30,795)	$20,200	$(26,009)

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Home & Building Products
Segment operating profit	$8,651	$8,818	$25,020	$18,211
Depreciation and amortization	8,679	7,614	16,780	15,648
Restructuring charges	—	692	—	1,534
Acquisition costs	—	—	—	798
Segment adjusted EBITDA	17,330	17,124	41,800	36,191

Telephonics
Segment operating profit	9,114	10,677	16,631	21,329
Depreciation and amortization	2,502	1,858	5,017	3,602
Segment adjusted EBITDA	11,616	12,535	21,648	24,931

Clopay Plastic Products
Segment operating profit	9,867	9,352	17,887	15,177
Depreciation and amortization	5,897	6,864	12,428	13,782
Segment adjusted EBITDA	15,764	16,216	30,315	28,959

All segments:
Income from operations - as reported	20,809	19,673	44,902	36,654
Unallocated amounts	7,580	8,391	15,844	16,374
Other, net	(757)	783	(1,208)	1,689
Segment operating profit	27,632	28,847	59,538	54,717
Depreciation and amortization	17,078	16,336	34,225	33,032
Restructuring charges	—	692	—	1,534
Acquisition costs	—	—	—	798
Segment adjusted EBITDA	$44,710	$45,875	$93,763	$90,081

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Revenue	$500,020	$507,687	$1,002,180	$961,145
Cost of goods and services	385,645	397,700	769,816	745,655
Gross profit	114,375	109,987	232,364	215,490

Selling, general and administrative expenses	93,566	89,622	187,462	177,302
Restructuring and other related charges	—	692	—	1,534
Total operating expenses	93,566	90,314	187,462	178,836

Income from operations	20,809	19,673	44,902	36,654

Other income (expense)
Interest expense	(12,012)	(12,389)	(23,766)	(25,523)
Interest income	155	28	272	61
Loss from debt extinguishment, net	—	(38,890)	—	(38,890)
Other, net	(757)	783	(1,208)	1,689
Total other expense, net	(12,614)	(50,468)	(24,702)	(62,663)

Income (loss) before taxes	8,195	(30,795)	20,200	(26,009)
Provision (benefit) for income taxes	3,073	(4,970)	7,607	(3,420)
Net income (loss)	$5,122	$(25,825)	$12,593	$(22,589)

Basic income per common share	$0.11	$(0.53)	$0.27	$(0.44)
Weighted-average shares outstanding	45,349	48,990	45,829	50,872

Diluted income per common share	$0.11	$(0.53)	$0.26	$(0.44)
Weighted-average shares outstanding	47,669	48,990	47,682	50,872

Net income (loss)	$5,122	$(25,825)	$12,593	$(22,589)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(30,384)	1,224	(45,884)	(1,913)
Pension and other post retirement plans	353	1,099	706	1,415
Loss on cash flow hedge	(80)	—	(154)	—
Gain (loss) on available-for-sale securities	92	—	(870)	—
Total other comprehensive income (loss), net of taxes	(30,019)	2,323	(46,202)	(498)
Comprehensive income (loss), net	$(24,897)	$(23,502)	$(33,609)	$(23,087)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At March 31, 2015	At September 30, 2014
CURRENT ASSETS
Cash and equivalents	$42,602	$92,405
Accounts receivable, net of allowances of $6,121 and $7,336	286,452	258,436
Contract costs and recognized income not yet billed, net of progress payments of $14,592 and $16,985 at March 31, 2015 and September 30, 2014, respectively.	94,844	109,930
Inventories, net	320,297	290,135
Prepaid and other current assets	44,525	62,569
Assets of discontinued operations	1,638	1,624
Total Current Assets	790,358	815,099
PROPERTY, PLANT AND EQUIPMENT, net	361,200	370,565
GOODWILL	358,695	371,846
INTANGIBLE ASSETS, net	220,811	233,623
OTHER ASSETS	13,943	13,302
ASSETS OF DISCONTINUED OPERATIONS	2,246	2,126
Total Assets	$1,747,253	$1,806,561

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$9,162	$7,886
Accounts payable	182,369	218,703
Accrued liabilities	84,494	101,292
Liabilities of discontinued operations	2,528	3,282
Total Current Liabilities	278,553	331,163
LONG-TERM DEBT, net	858,315	791,301
OTHER LIABILITIES	142,229	148,240
LIABILITIES OF DISCONTINUED OPERATIONS	3,524	3,830
Total Liabilities	1,282,621	1,274,534
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	464,632	532,027
Total Liabilities and Shareholders’ Equity	$1,747,253	$1,806,561

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$12,593	$(22,589)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	34,453	33,232
Stock-based compensation	5,372	4,996
Asset impairment charges - restructuring	—	169
Provision for losses on accounts receivable	242	132
Amortization of debt discounts and issuance costs	3,265	3,188
Loss from debt extinguishment, net	—	38,890
Deferred income taxes	1,282	(57)
(Gain) loss on sale/disposal of assets and investments	(315)	180
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract costs and recognized income not yet billed	(23,424)	(46,834)
Increase in inventories	(39,252)	(23,858)
Decrease in prepaid and other assets	754	3,482
Decrease in accounts payable, accrued liabilities and income taxes payable	(40,244)	(18,713)
Other changes, net	2,223	1,206
Net cash used in operating activities	(43,051)	(26,576)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(39,713)	(34,845)
Acquired businesses, net of cash acquired	—	(22,781)
Proceeds from sale of assets	177	294
Proceeds from sale of investments	8,891	—
Net cash used in investing activities	(30,645)	(57,332)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	285	584
Dividends paid	(3,911)	(3,290)
Purchase of shares for treasury	(37,577)	(63,370)
Proceeds from long-term debt	99,556	644,514
Payments of long-term debt	(29,425)	(586,310)
Change in short-term borrowings	(572)	4,908
Financing costs	(590)	(10,687)
Purchase of ESOP shares	—	(10,000)
Tax benefit from exercise/vesting of equity awards, net	345	273
Other, net	95	144
Net cash provided by (used in) financing activities	28,206	(23,234)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(545)	(640)
Net cash used in discontinued operations	(545)	(640)
Effect of exchange rate changes on cash and equivalents	(3,768)	(415)
NET DECREASE IN CASH AND EQUIVALENTS	(49,803)	(108,197)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	92,405	178,130
CASH AND EQUIVALENTS AT END OF PERIOD	$42,602	$69,933

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, acquisition-related expenses, and discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income (loss) to adjusted net income and earnings per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2015	2014	2015	2014
Net income (loss)	$5,122	$(25,825)	$12,593	$(22,589)

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	24,964	—	24,964
Restructuring charges	—	429	—	951
Acquisition costs	—	—	—	495
Extinguishment impact on period tax rate (a)	—	5,848	—	5,848
Discrete tax provisions	145	609	494	320

Adjusted net income	$5,267	$6,025	$13,087	$9,989

Diluted income (loss) per common share	$0.11	$(0.53)	0.26	$(0.44)

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	0.51	—	0.49
Restructuring charges	—	0.01	—	0.02
Acquisition costs	—	—	—	0.01
Extinguishment impact on period tax rate (a)	—	0.12	—	0.12
Discrete tax provisions	—	0.01	0.01	0.01

Adjusted earnings per common share	$0.11	$0.12	0.27	$0.20

Weighted-average shares outstanding (in thousands)	47,669	48,990	47,682	50,872